EXHIBIT 99.3
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                                   FNB BANCORP

                       NONSTATUTORY STOCK OPTION AGREEMENT


         1. Grant. FNB Bancorp, a California corporation ("FNB"), hereby grants to ______________________________ (the "Optionee"), an option (the
"Option") to purchase a total of __________________ shares of common stock of FNB, at the price determined as provided herein, and in all respects subject to the terms, definitions and provisions of the FNB Bancorp 2002 Stock Option Plan (the "Plan"). The Optionee has been provided with a copy of the Plan. Capitalized terms defined in the Plan shall have the same defined meanings herein.

         Continuance of the Plan shall be subject to approval by the shareholders of FNB within twelve (12) months after the date the Plan was adopted by the Board of Directors. Such shareholder approval shall consist of approval by the affirmative votes of the holders of a majority of the outstanding securities of FNB present, or represented, and entitled to vote at a meeting duly held in accordance with applicable law, or by the written consent of the holders of a majority of the outstanding securities of FNB entitled to vote. Any Option exercised before such shareholder approval is obtained shall be rescinded if such shareholder approval is not obtained within twelve (12) months after the date the Plan was adopted by the Board of Directors, and the Shares issued upon exercise of such Option shall not be counted in determining whether such shareholder approval is obtained.

         2. Nature of the Option. This Option is intended by FNB and the Optionee to be a nonstatutory stock option and does not qualify for any special tax benefits to the Optionee. This option is not an Incentive Stock Option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

         3. Exercise Price. The Exercise Price is $_______________ for each share of common stock, which price is not less than one hundred percent (100%) of the fair market value per share of the common stock of FNB on the date of grant, being the date hereof (the "Grant Date").

         4. Term of Option. Subject to earlier termination as provided in the Plan, this Option shall terminate on ______________________, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

         5. Exercise of Option. This Option shall be exercisable during its term in accordance with the provisions of Sections 7 and 8 of the Plan as follows:

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                  (a)      Right to Exercise. This Option shall vest
cumulatively from the date of grant of the Option, exercisable during a period of __________ months after the Grant Date as follows:

                           (1) This Option may be exercised immediately to the extent of not more than ____ percent (__%) of the Shares;

                           (2) Upon or after the expiration of _________ (__) months from the Grant Date, this Option may be exercised to the extent of an additional ____ percent (__%) of the Shares;

                           (3) Upon or after the expiration of _________ (__) months from the Grant Date, this Option may be exercised to the extent of an additional ____ percent (__%) of the Shares;

                           (4) Upon or after the expiration of _________ (__) months from the Grant Date, this Option may be exercised to the extent of an additional ____ percent (__%) of the Shares; and

                           (5) Upon or after the expiration of _________ (__) months from the Grant Date, this Option may be exercised to the extent of an additional ____ percent (__%) of the Shares.

         Any portion of the Option not exercised shall accumulate and can be exercised any time prior to or upon the expiration of _________ (__) months from the Grant Date.

                  (b) Minimum Exercise. This Option may not be exercised for less than ten (10) Shares nor for a fraction of a Share.

                  (c) Method of Exercise. This Option shall be exercisable by written notice which shall state the election to exercise the Option and specify the number of whole Shares in respect of which the Option is being exercised. Such written notice shall be signed by the Optionee and shall be delivered, in person or by certified mail, to the Secretary of FNB accompanied by payment of the Exercise Price as specified below.

         No Shares will be issued pursuant to the exercise of the Option unless such issuance and such exercise shall comply with all relevant provisions of law and the requirements of any stock exchange or inter-dealer quotation system upon which the shares of FNB's common stock may then be listed or quoted. Assuming such compliance, the Shares shall be considered transferred to the Optionee on the date on which the Option is exercised with respect to such Shares. An Optionee shall have no rights as a shareholder of FNB with respect to any Shares until the issuance of a stock certificate to the Optionee for such Shares.

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                  (d)      Method of Payment. The entire Exercise Price of
Shares issued under this Option shall be payable in cash or by certified check, official bank check, or the equivalent thereof acceptable to FNB at the time when such Shares are purchased. Such payment also shall include the amount of any withholding tax obligation which may arise in connection with the exercise, as determined by FNB. In addition, subject to Section 7 below, payment may be made in any of the following forms as indicated by an "x" in the relevant parenthesis:

                           ( )      Surrender of Stock. Payment of all or part
of the Exercise Price and any withholding taxes may be made all or in part with Shares which have already been owned by the Optionee or Optionee's representative for more than six (6) months and which are surrendered to FNB in good form for transfer. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased pursuant to exercise of the Option.

                           ( )      Exercise/Sale. Payment may be made by the
delivery (on a form prescribed by FNB) of an irrevocable direction to a securities broker approved by FNB to sell Shares and to deliver all or part of the sales proceeds to FNB in payment of all or part of the Exercise Price and any withholding taxes.

                           ( )      Exercise/Pledge. Payment may be made by the
delivery (on a form prescribed by FNB) of an irrevocable direction to pledge Shares to a securities broker or lender approved by FNB, as security for a loan, and to deliver all or part of the loan proceeds to FNB in payment of all or part of the Exercise Price and any withholding taxes.

                  (e) Termination of Service. In the event that the Optionee's status as an employee of FNB terminates:

                           (i)      As a result of such Optionee's death or
disability, the term of the Option shall expire twelve (12) months after such death or disability but not later than the expiration date specified in Section 4 above.

                           (ii)     As a result of termination by FNB for cause,
the term of the Option shall expire thirty (30) days from the date of termination, but not later than the expiration date specified in Section 4 above. For purposes of this paragraph (ii), "cause" shall mean an act of embezzlement, fraud, dishonesty, breach of fiduciary duty to FNB, or the deliberate disregard of rules of FNB which results in loss, damage or injury to FNB, the unauthorized disclosure of any of the secrets or confidential information of FNB, the inducement of any client or customer of FNB to break any contract with FNB, or the inducement of any principal for whom FNB acts as agent to terminate such agency relationship, the engagement in any conduct which constitutes unfair competition with FNB, the removal of Optionee from office by any court or bank regulatory agency, or such other similar acts which the Committee in its discretion determines to constitute good cause for termination of Optionee's employment. As used in this paragraph (ii), "FNB" includes Affiliates of FNB.

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                           (iii)    As a result of termination for any reason
other than disability, death or cause, the term of the Option shall expire three
(3) months after such termination, but not later than the original expiration date specified in Section 4 above.

         Neither the Plan nor this Option shall be deemed to give Optionee a right to remain an employee of FNB or an Affiliate. FNB and its Affiliates reserve the right to terminate the employment of any employee at any time, with or without cause, subject to applicable laws and the terms of any written employment agreement.

         6. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will, by written beneficiary designation or by the laws of descent and distribution, and may be exercised during the lifetime of Optionee only by Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

         7. Adjustment of Shares. In the event of a subdivision of the outstanding shares of common stock of FNB, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the value of Shares, a combination or consolidation of the outstanding shares of common stock (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off or a similar occurrence, FNB shall make appropriate adjustments in the number of Shares covered by the Option and in the Exercise Price of the Option.

         In the event that FNB is a party to a merger or other reorganization, the Option shall be subject to the agreement of merger or reorganization. Subject to the provisions of Section 12 of the Plan, such agreement may provide, without limitation, for the assumption of all outstanding options by the surviving corporation or its parent, for their continuation by FNB (if FNB is a surviving corporation), for payment of a per-Share cash settlement equal to the difference between the amount to be paid for one Share under such agreement and the Exercise Price, or for the acceleration of the exercisability followed by the cancellation of any option not exercised, in all cases without the optionees' consent. Any cancellation shall not occur until after such acceleration is effective and optionees have been notified of such acceleration and have had reasonable opportunity to exercise their options.

         Except as provided in this Section, Optionee shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of shares of stock of any class. Any issuance by FNB of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to the Option. The grant of this Option pursuant to the Plan shall not affect in any way the right or power of FNB to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

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         8.       Taxation Upon Exercise of Option. Optionee understands that upon exercise of this Option, he or she will generally recognize income for tax purposes in an amount equal to the excess of the then fair market value of the Shares over the exercise price. FNB will be required to withhold tax from Optionee's current compensation with respect to such income; to the extent that Optionee's current compensation is insufficient to satisfy the withholding tax liability, FNB may require the Optionee to make a cash payment to cover such liability as a condition of exercise of this Option. The Optionee may elect to pay such tax by (i) requesting FNB to withhold a sufficient number of shares from the shares otherwise due upon exercise or (ii) by delivering a sufficient number of shares of FNB's common stock which have been previously held by the Optionee for such period of time as the Committee may require. The aggregate value of the shares withheld or delivered, as determined by the Committee, must be sufficient to satisfy all such applicable taxes, except as otherwise permitted by the Committee. If the Optionee is subject to Section 16 of the Securities Exchange Act of 1934, as amended, the Optionee's election must be made in compliance with rules and procedures established by the Committee.

         9. Legend Restrictions. Optionee further understands and agrees that FNB may cause an appropriate restrictive legend or legends to be placed upon any certificate(s) evidencing the Shares, and may issue appropriate "stop-transfer" instructions to FNB's transfer agent, U.S. Stock Transfer Corporation, in order to ensure compliance with relevant federal and state securities laws, as described hereinabove.

         10. Financial Information. Annually during the term of this Option, FNB shall provide Optionee with a copy of the FNB Annual Report to Shareholders, containing financial statements audited by its independent certified public accountants.




GRANT DATE: ____________________



                                       FNB BANCORP


                                       By: ______________________________


                                       Title ____________________________


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         Optionee represents that Optionee is familiar with the terms and provisions of this Option and hereby accepts the same subject to all the terms and provisions hereof. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board of Directors or its duly appointed Committee upon any questions arising under the Plan.


Dated: ____________________            __________________________________
                                                    Optionee


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